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                                                                    EXHIBIT 99.1

CENDANT COMMENTS ON FINANCIAL EFFECT OF TERRORIST ATTACKS

Cendant today provided an update on its operations and estimated the impact of the September 11 terrorist attacks on its financial results.

"We should all recognize that our estimates of future results are being made in an environment and context unprecedented in American history. The trauma of the September 11 attacks on our nation has significantly altered the behavior of business and consumers," said Cendant Chairman, President and CEO Henry R. Silverman. "Our results will to a large extent be a function of the depth and duration of that disruption, which today cannot be estimated with precision. One thing we can predict, however, is that our management team will not hesitate to take aggressive action to mitigate the adverse impact on our businesses of these attacks and to optimize performance as we move forward. Based on our current view, planned management actions, and absent major additional external disruptions, the Company expects 2002 EBITDA and cash flow to significantly increase. The Company also expects adjusted earnings per share to increase 15% to 25% over full year 2001, depending upon the extent to which business and consumer spending increases and the levels of travel volume."

The Company announced that prior to the terrorist attacks it expected to exceed estimates of adjusted earnings per share in the third quarter of 2001. Before September 11, the Company's business was performing above plan in a difficult economic environment largely because of the diversity in the Company's business model and the Company's ability to lower its effective tax rate. The effect of the attacks on the Company's business is expected to result in adjusted earnings per share of $0.32 in the third quarter compared with the prior projection of $0.33 per share, before the effect of unusual and extraordinary charges of approximately $50 million, net of tax, related to the events of September 11. Adjusted earnings per share in the third quarter of 2000 was $0.31.

Additionally, the Company currently expects adjusted earnings per share in the fourth quarter of 2001 to be in the range of $0.15 to $0.19 compared with the prior projection of $0.24, as a result of the unforeseen decline in business and leisure travel and the impact of the terrorist attacks on the economy and consumer confidence. The impact of these items on adjusted earnings per share is magnified in the fourth quarter due to seasonality in several of the Company's businesses.

Adjusted earnings per share in 2002 will also be lower than previously stated expectations. However, the Company believes the percentage impact will be less in 2002 than in the fourth quarter of 2001 for several reasons. Most importantly, many of Cendant's costs that are fixed in the very short term will become variable over time and the Company plans to reduce costs aggressively to ensure that its infrastructure is appropriate for expected business volumes. The percentage impact of the terrorist attacks should also be lower in 2002 due to the effect of seasonality in the fourth quarter and the Company's expectation of a gradual recovery next year, as consumer and business spending in the Company's core operations improves in 2002 compared with the fourth quarter of 2001.

The Company remains confident in its long-term outlook. The Company's fundamental financial strength remains intact with its diversified business portfolio, substantial cash flow, excellent profit margins and adequate capital for liquidity and growth.

Adjusted earnings per share excludes non-recurring or unusual items and the effect of an equity ownership of Homestore.com. The Company expects to have unusual charges in the third and fourth quarters of 2001 primarily related to the impact of the September 11 events and the acquisition and integration of Galileo and Cheap Tickets.


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THIRD QUARTER BALANCE SHEET
The Company expects the net debt to total capital ratio to be approximately 35% at the end of the third quarter 2001. The ratio of adjusted EBITDA to net interest expense (non-vehicle) is expected to be approximately 10 to 1 in the third quarter. The Company expects cash and cash equivalents to be approximately $2.8 billion at the end of the third quarter 2001.

PENDING ACQUISITIONS
The Company announced earlier this week the extension of the tender offer for its pending acquisition of Cheap Tickets until October 5, 2001. It also announced that the European Commission had completed its review of the pending Galileo acquisition. Both transactions are expected to close in early October 2001. While those transactions will be less accretive than originally expected, the Company will take management action which will enable its Travel Distribution Division to make a positive contribution on both a cash and earnings per share basis, beginning in the fourth quarter of 2001. Latest estimates by the airline industry indicate an expected reduction in air travel of approximately 20% in 2002. Assuming Galileo tracks those volumes, the Travel Distribution Division will add $0.07 to $0.09 per share to Cendant's 2002 earnings compared with earlier projections of $0.11 to $0.16.

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-K/A AND GALILEO INTERNATIONAL, INC.'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE TIMING OF THE CONSUMMATION OF THE GALILEO ACQUISITION WHICH IS EXPECTED TO CLOSE ON OCTOBER 1, 2001. MOREOVER, EVENTS AND RESPONSES RELATING TO NATIONAL SECURITY COULD ALSO NEGATIVELY IMPACT ACTUAL RESULTS.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.




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